Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Tailwind Two Acquisition Corp. (1)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(8)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	New Terran Orital Common Stock(2)	Other	182,738,883	$9.94	(5)	$1,816,424,497	0.0000927	$168,383
	Equity	New Terran Orbital Common Stock issuable upon exercise of Warrants(3)	Other	19,300,000	$11.50	(6)	$221,950,000	0.0000927	$20,575
	Equity	Warrants to purchase New Terran Orbital Common Stock(4)	Other	19,300,000	$1.17	(7)	$22,581,000	0.0000927	$2,094
	Total Offering Amounts						$2,060,955,497		$191,052
	Total Fees Previously Paid								$191,052
	Net Fee Due								$0

(1)	Immediately prior to the consummation of the Business Combination, Tailwind Two Acquisition Corp., a Cayman Islands exempted company (“Tailwind Two”), intends to effect a deregistration under the Cayman Islands Companies Act (2021 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Tailwind Two’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Terran Orbital Corporation” at the Effective Time. As used herein, “New Terran Orbital” refers to Tailwind Two after giving effect to the Domestication.

(2)	The number of shares of New Terran Orbital Common Stock (as defined below) being registered represents (i) 34,500,000 Class A ordinary shares issued in Tailwind Two’s initial public offering, which will be converted by operation of law into shares of common stock of New Terran Orbital (the “New Terran Orbital Common Stock”) in the Domestication, (ii) 8,625,000 Class B ordinary shares held by Tailwind Two’s initial shareholders which will be converted by operation of law into shares of New Terran Orbital Common Stock in the Domestication, (iii) up to 116,584,429 shares of New Terran Orbital Common Stock that will be issued to the security holders of Terran Orbital Corporation in connection with the Business Combination described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), assuming an exchange ratio of approximately 27.704 shares of New Terran Orbital Common Stock issued for each security of Terran Orbital (the “Exchange Ratio”), assuming that the Business Combination were to occur on November 26, 2021, (iv) up to 2,431,299 shares of New Terran Orbital Common Stock that may be issued upon the exercise of outstanding options to purchase shares of Terran Orbital Corporation common stock (whether vested or unvested) being assumed in connection with the Business Combination, and (v) up to 20,598,155 shares of New Terran Orbital Common Stock that may be issued upon the settlement of outstanding and unvested restricted stock awards and restricted stock unit awards to be settled in New Terran Orbital Common Stock, in the case of each of clauses (iv) and (v) based on the Exchange Ratio.

(3)	Represents shares of New Terran Orbital Common Stock to be issued upon the exercise of (i) 11,500,000 public warrants issued in Tailwind Two’s initial public offering (the “Public Warrants”) and (ii) 7,800,000 private placement warrants issued in connection with Tailwind Two’s initial public offering (the “Private Placement Warrants”).

(4)	The number of warrants to acquire shares of New Terran Orbital Common Stock being registered represents (i) 11,500,000 Public Warrants and (ii) 7,800,000 Private Placement Warrants.

(5)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of Tailwind Two on the New York Stock Exchange (“NYSE”) on November 19, 2021 ($9.94 per Class A ordinary share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

(6)	Represents the exercise price of the warrants.

(7)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Public Warrants on the NYSE on November 19, 2021 ($1.17 per Public Warrant). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(8)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.